Exhibit 23.1
[MOORES ROWLAND MAZARS LETTERHEAD]
Consent of Independent Certified Public Accountants
     We consent to the inclusion on this amended Annual Report on 10KSB/A of Sun New Media, Inc. (the “Company”) of our report dated January 13, 2006 on our audit of the consolidated financial statements of the Company, which covered the consolidated balance sheet as of September 30,2 005 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from June 6, 2005 to September 30, 2005.
Chartered Accountants
Certified Public Accountants
Hong Kong
August 31, 2006